Certain portions of the exhibit have been redacted as such portions are not material and the type of information that the Company treats as private or confidential.

PRODUCTION FUNDING AGREEMENT

THIS AGREEMENT dated for reference the 2nd day of September, 2022.

AMONG:

INCUBARA CAPITAL CORP., a company incorporated under the laws ofBritish Columbia having itsregistered and recordsoffices at6th Floor, 905 West Pender Street, Vancouver, BC, V6C 1L6

(hereinafter "Incubara")

OF THE FIRST PART AND:

STARS-VR, LLC, of a limited liability company incorporated under the laws of the state of Delaware with a registered office at ____________

[REDACTED]

(hereinafter "Stars")

OF THE SECOND PART WHEREAS:

A.Stars is the assignee of an agreement between GPA Entertainment Inc. and Space Force Association with respect to the development of virtual reality projects based on the intellectual property of Space Force Association (the “IP”);

B.Incubara is in the business of funding the creation of virtual reality (“VR”) content as well as providing incubator services to corporations engaged in the VR space; and

C.The parties have agreed to collaborate in the production of an initial VR application utilizing the IP (the “VR App”) and potential additional projects,

NOW THEREFOREin consideration ofthe foregoing and of the mutualcovenants hereinafter provided in this Agreement and US$1.00 now paid by each of the parties hereto to the other, the receipt and sufficiency of which is hereby acknowledged, the parties have agreed and do hereby agree as follows:

1.          The parties shall form a Nevada Limited Liability Company (the “LLC”) for the purposes of producing the VRApputilizing the technology called “STARSVRProject at Delta Liftoff”(the “Project”);

2.Stars will contribute to the LLC a license to use the IP for the Project and will receive 61% of the ownership of the LLC.

3.Incubara will contribute funding of US$975,000 (the “Initial Funding”) to the LLC and will receive 39% of the ownership of the LLC, Incubara will make payments for the Initial Funding as follows: (i) US$200,000, of which CA$39,000 has been paid by Incubara to the LLC as at the date hereof, within 60 days of the date of this Agreement, (ii) US$200,000 within 90 days of the date of this Agreement and (iii) US$575,000 within 180 days of the date of this Agreement (collectively, the “Payment Schedule”). If Incubara fails to provide the Initial Funding to the LLC in accordance with the Payment Schedule (a “Missed Payment”), Incubara’s ownership interest shall be reduced in accordance with the terms of the operating agreement in respect of the LLC dated the date hereof between the parties hereto, as amended from time to time. Upon the occurrence of a Missed Payment, Incubara will lose the right to make payments towards the balance of the Initial Funding to the LLC.

4.Subject to Incubara contributing the Initial Funding to the LLC, Stars will grant to Incubara a right of first refusal to fund any additional projects developed by Stars utilizing the IP (each, an “Additional Project”). In the event that Stars receives an offer to fund an Additional Project (an “Acceptable Offer”), it shall not accept such Acceptable Offer without first giving Incubara two weeks’ notice (the “Notice”) that it has received such Acceptable Offer and Incubara shall have the right at any time prior to the expiry of such Notice to agree to provide the funding for such Additional Project on the same basis as such Acceptable Offer (the “RoFR”). Should Incubara exercise the RoFR in respect of an Acceptable Offer it shall be bound to provide the funding on the same terms as such Acceptable Offer.

5.Upon Incubara having received cumulative distributions from the LLC equal to the amount of the Initial Funding, Stars will have the option for a period of 12 months to acquire up to 14% points of Incubara’s ownership interest in the LLC on the basis of US$50,000 for each 1% ownership point.

6.Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, or by overnight courier, addressed to Incubara at its then principal office, or to Stars at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto mayfrom time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section 6.

7.Notices shall be deemed given when delivered.

8.This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and each party attorns to the jurisdiction of the courts of the State of Nevada.

9.This Agreement contains the entire agreement of the parties relating to the subject matter hereof.

10.No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

11.A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

12.This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

[Signatures on the following page]

13.This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

INCUBARA CAPITAL CORP.

By: /s/ Geoff Watson

Authorized Signatory

STARS-VR, LLC

By: /s/ George Page

Authorized Signatory

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